EXHIBIT 13.1

                             SUBSCRIPTION AGREEMENT


   Reynolds Blue Chip Growth Fund, Inc.
   Wood Island, Third Floor
   80 East Sir Francis Drake Blvd.
   Larkspur, California  94939

   Gentlemen:

             The undersigned hereby subscribes to 10,000 shares of the Common Stock, $.01 par value per share, of Reynolds Blue Chip Growth Fund, Inc., in consideration for which the undersigned agrees to transfer to you upon demand cash in the amount of $100,000.

             It is understood that a certificate or certificates representing the shares subscribed for shall be issued to the undersigned upon request at any time after receipt by you of payment therefor, and that said shares shall be deemed to be fully paid and nonassessable.

             The undersigned agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

             Dated and effective as of this ____ day of _________, 1988.

                                      REYNOLDS CAPITAL MANAGEMENT



                                      _______________________________________
                                      Frederick L. Reynolds, Sole Proprietor



                                   ACCEPTANCE

             The foregoing subscription is hereby accepted. Dated and effective as of this ____ day of _________, 1988.



                                      By:  _________________________________
                                           Frederick L. Reynolds, President

   [CORPORATE SEAL]

                                      Attest:   ___________________________
                                                Andrea I. Schucker, Secretary